Exhibit 99.1

Tuesday, July 13, 2021
FOR IMMEDIATE RELEASE

Washington Federal Announces Quarterly Earnings Per Share Of $0.61

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal Bank, N.A. ("WaFd Bank"), today announced quarterly earnings of $47,422,000 for the quarter ended June 30, 2021, an increase of 36% from $34,852,000 for the quarter ended June 30, 2020. After the effect of dividends on preferred stock, net income available for common shareholders was $0.61 per diluted share for the quarter ended June 30, 2021, compared to $0.46 per diluted share for the quarter ended June 30, 2020, a $0.15 or 33% increase in fully diluted earnings per common share. Return on common shareholders' equity for the quarter ended June 30, 2021 was 8.71% compared to 7.01% for the quarter ended June 30, 2020. Return on assets for the quarter ended June 30, 2021 was 0.97% compared to 0.78% for the same quarter in the prior year.
President and Chief Executive Officer Brent J. Beardall commented, "We are pleased to see profitable growth in our balance sheet, with loans, deposits and total assets all achieving record highs. A particularly positive sign is our net interest margin expansion, especially given the challenging interest rate environment. A year ago as we rallied together as a team to deliver SBA Paycheck Protection Program (“PPP”) loans to small businesses in need, I described it as a generational opportunity for our bankers to win over new customers. The results are tangible, our reputation as a commercial bank is spreading and credit goes to the phenomenal WaFd Bank team that is working tirelessly to make a difference for our clients.
"Clearly, there are areas in our economy that give us pause and even appear frothy – housing in particular has seen a sharp increase over the last year. While we are concerned with affordability and believe that the market will be cyclical, over the long-term we are bullish on our eight western state footprint and believe net positive migration into those markets will continue to fuel demand. We have built up an allowance for credit losses of almost $200 million, which combines with our $2.2 billion of equity as a source of strength for challenging times. A key difference we are seeing in this cycle versus prior cycles is the significant amount of equity borrowers are contributing. That is true for both commercial loans and residential mortgages. As shown in our asset quality statistics, our credit underwriting standards are conservative, which allows WaFd Bank to be a reliable lender in both bull and bear markets.
"Operating expenses are elevated as compensation costs continue to climb given the highly competitive labor market and our continued investments to become a digital first bank. Considering all of the moving parts, we continue to take very positive steps forward in executing our strategic plan."
Total assets were $19.6 billion as of June 30, 2021, compared to $18.8 billion at September 30, 2020, primarily due to the $676 million increase in loans receivable and $549 million increase in cash driven by the substantial growth in customer deposits noted below.
Customer deposits totaled $15.2 billion as of June 30, 2021, an increase of $1.5 billion or 10.6% since September 30, 2020. Transaction accounts increased by $1.9 billion or 19.3% during that period, while time deposits decreased $435 million or 11.0%. The shift in deposit mix has been a result of a deliberate deposit pricing and customer growth strategy. The focus on transaction accounts is intended to lessen sensitivity to rising interest rates and manage interest expense. As of June 30, 2021, 76.8% of the Company’s deposits were transaction accounts, up from 71.2% at September 30, 2020. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 96.6% of deposits at June 30, 2021.
Borrowings from the Federal Home Loan Bank ("FHLB") totaled $1.95 billion as of June 30, 2021, a decrease of $750 million since September 30, 2020. Strong growth in deposits has resulted in excess liquidity and consequently the Company has reduced FHLB borrowings. Since September 30, 2020, cash flow hedges totaling $600 million were terminated and the associated FHLB borrowings were paid off and an unhedged $150 million FHLB borrowing was repaid prior to maturity. The total above includes $200 million of cash flow hedges with an average effective rate of 2.95% that were terminated during the third fiscal quarter of 2021. The weighted average interest rate of FHLB borrowings was 1.74% as of June 30, 2021, compared to 1.84% at March 31, 2021 and 1.79% at September 30, 2020.
The Company had strong loan originations of $2.10 billion for the third fiscal quarter of 2021, compared to $2.12 billion of originations in the same quarter one year ago. This quarter, the Company assisted 488 small businesses with $87 million in PPP loan originations. Largely offsetting loan originations in each of these quarters were loan repayments of $1.96 billion and $1.25 billion, respectively. Commercial loans represented 75% of all loan originations during the third fiscal quarter of 2021 and consumer loans accounted for the remaining 25%. The Company views organic loan growth funded by low-cost core deposits as the highest and best use of its capital. Commercial loans are preferable as they generally have floating interest rates and shorter durations. The weighted average interest rate on the loan portfolio was 3.42% as of June 30, 2021, a decrease from 3.71% as of September 30, 2020, due primarily to payoffs of loans at higher than current market interest rates and new loans originated at current market rates.
Credit quality is being monitored closely and the economic impacts of the pandemic will become clearer over time. As of June 30, 2021, non-performing assets remained low from a historical perspective and totaled $45.7 million, or 0.23% of total assets, compared to 0.25% at March 31, 2021 and 0.20% at September 30, 2020. The change fiscal year to date is due primarily to non-accrual loans increasing by $5.0 million, or 17%, since September 30, 2020. Delinquent loans decreased to 0.20% of total loans at June 30, 2021, compared to 0.24% at September 30, 2020. The allowance for credit losses (including the reserve for unfunded commitments) totaled $198 million as of June 30, 2021, and was 1.26% of gross loans outstanding (1.30% when excluding PPP loans for which it was determined that no allowance was necessary due to the government guarantee), as compared to $192 million, or 1.33% of gross loans outstanding, at September 30, 2020. Net recoveries were $1.1 million for the third fiscal quarter of 2021, compared to net charge-offs of $1.7 million for the prior year same quarter. The Company has recorded net recoveries in 30 of the last 32 quarters.

The Company recorded a $2.0 million release of allowance for credit losses in the third fiscal quarter of 2021, compared to a provision for credit losses of $10.8 million in the same quarter of fiscal 2020. The release of allowance in the quarter ended June 30, 2021 was primarily due to improvements in macroeconomic variables used in the forecast component of the reserve partially offset by provisioning for new loan originations. The provision in the prior year quarter was due to losses expected at that point in time as the global pandemic worsened.
On February 8, 2021, the Company issued $300 million of 4.875% Noncumulative Perpetual Series A Preferred Stock, which qualifies as Tier 1 capital. The first quarterly dividend on the preferred stock was paid on April 15, 2021. On May 21, 2021, the Company paid a regular cash dividend on common stock of $0.23 per share, which represented the 153rd consecutive quarterly cash dividend. During the third fiscal quarter of 2021, the Company used additional proceeds from the preferred stock issuance to repurchase 3,618,879 shares of common stock at a weighted average price of $32.69 per share and has authorization to repurchase 8,150,808 additional shares. The Company has repurchased $207 million of common stock since the issuance of the preferred stock. The Company varies the size and pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels. Since September 30, 2020, tangible equity per share increased by $0.78, or 3.5%, to $23.30 and the ratio of tangible equity to tangible assets was 9.92% as of June 30, 2021.
Net interest income was $129 million for the third fiscal quarter of 2021, an increase of $11.2 million or 9.6% from the same quarter in the prior year. Average interest-earning assets increased $1.6 billion or 9.43% from the prior year while average interest-bearing liabilities increased $428 million or 3.14%. The average rate earned on interest-earning assets declined by 36 basis points while the average rate paid on interest-bearing liabilities declined by 41 basis points. Net interest margin of 2.82% in the third fiscal quarter of 2021 was an increase from 2.75% for the quarter ended March 31, 2021 and compared to 2.82% for the prior year quarter.

Total other income was $13.2 million for the third fiscal quarter of 2021 compared to $13.3 million in the prior year same quarter.
Total other expense was $83.6 million in the third fiscal quarter of 2021, an increase of $8.3 million, or 11.0%, from the prior year's quarter. Compensation and benefits costs increased by $7.8 million, or 21.6%, over the prior year quarter primarily due to a 0.5% rise in headcount, annual merit increases, higher bonus compensation accruals as well as lower compensation deferrals related to loan origination costs. The Company’s efficiency ratio in the third fiscal quarter of 2021 was 59.0%, compared to 57.7% for the same period one year ago.
Income tax expense totaled $12.6 million for the third fiscal quarter of 2021, as compared to $9.5 million for the prior year same quarter. The effective tax rate for the quarter ended June 30, 2021 was 21.00% compared to 21.35% for the quarter ended June 30, 2020. The Company’s effective tax rate may vary from the statutory rate mainly due to state taxes, tax-exempt income and tax-credit investments.
WaFd Bank is headquartered in Seattle, Washington, and has 224 branches in eight western states. To find out more about WaFd Bank, please visit our website www.wafdbank.com. The Company uses its website to distribute financial and other material information about the Company.

Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to the COVID-19 pandemic and the resulting governmental and societal responses. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Chief Marketing Officer
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	June 30, 2021	September 30, 2020
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$2,251,958	$1,702,977
Available-for-sale securities, at fair value	2,292,656	2,249,492
Held-to-maturity securities, at amortized cost	415,748	705,838
Loans receivable, net of allowance for loan losses of $170,784 and $166,955	13,467,997	12,792,317
Interest receivable	51,544	53,799
Premises and equipment, net	255,765	252,805
Real estate owned	7,932	4,966
FHLB and FRB stock	112,025	141,990
Bank owned life insurance	231,882	227,749
Intangible assets, including goodwill of $302,707 and $302,707	308,798	309,906
Federal and state income tax assets, net	—	5,708
Other assets	253,204	346,508
	$19,649,509	$18,794,055
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Transaction deposits	$11,700,467	$9,806,432
Time deposits	3,537,891	3,973,192
Total customer deposits	15,238,358	13,779,624
FHLB advances	1,950,000	2,700,000
Advance payments by borrowers for taxes and insurance	27,530	49,462
Federal and state income tax liabilities, net	917	—
Accrued expenses and other liabilities	205,464	250,836
	17,422,269	16,779,922
Shareholders’ equity
Preferred stock, $1.00 par value, 5,000,000 shares authorized; 300,000 and 0 shares issued; 300,000 and 0 shares outstanding	300,000	—
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,986,719 and 135,727,237 shares issued; 69,472,423 and 75,689,364 shares outstanding	135,987	135,727
Additional paid-in capital	1,677,163	1,678,843
Accumulated other comprehensive income (loss), net of taxes	65,120	16,953
Treasury stock, at cost; 66,514,296 and 60,037,873 shares	(1,446,371)	(1,238,296)
Retained earnings	1,495,341	1,420,906
	2,227,240	2,014,133
	$19,649,509	$18,794,055
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	$27.74	$26.61
Tangible common shareholders' equity per share	23.30	22.52
Shareholders' equity to total assets	11.33%	10.72%
Tangible shareholders' equity to tangible assets	9.92%	9.22%
Tangible shareholders' equity + allowance for credit losses to tangible assets	10.94%	10.26%
Weighted average rates at period end
Loans and mortgage-backed securities	3.30%	3.55%
Combined loans, mortgage-backed securities and investments	2.72	3.03
Customer accounts	0.24	0.48
Borrowings	1.74	1.79
Combined cost of customer accounts and borrowings	0.41	0.69
Net interest spread	2.31	2.34

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
	(In thousands, except share and ratio data)		(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$134,193	$132,847	$400,621	$413,543
Mortgage-backed securities	5,488	10,843	19,414	40,796
Investment securities and cash equivalents	7,767	6,019	21,989	19,812
	147,448	149,709	442,024	474,151
INTEREST EXPENSE
Customer accounts	8,906	21,393	33,745	81,512
FHLB advances and other borrowings	9,937	10,938	35,126	37,963
	18,843	32,331	68,871	119,475
Net interest income	128,605	117,378	373,153	354,676
Provision (release) for credit losses	(2,000)	10,800	1,000	15,250
Net interest income after provision (release)	130,605	106,578	372,153	339,426
OTHER INCOME
Gain (loss) on sale of investment securities	—	—	—	15,028
Gain (loss) on termination of hedging derivatives	—	—	14,110	—
Prepayment penalty on long-term debt	—	—	(13,788)	(13,809)
Loan fee income	1,748	1,380	5,012	6,231
Deposit fee income	6,201	5,479	18,187	17,837
Other Income	5,262	6,415	18,037	50,602
	13,211	13,274	41,558	75,889
OTHER EXPENSE
Compensation and benefits	43,841	36,058	130,196	111,306
Occupancy	9,725	9,357	29,790	30,406
FDIC insurance premiums	3,900	2,365	10,918	7,305
Product delivery	4,075	4,397	13,413	12,560
Information technology	10,396	12,154	32,923	40,761
Other	11,703	10,992	29,556	35,053
	83,640	75,323	246,796	237,391
Gain (loss) on real estate owned, net	(151)	(219)	(566)	(1,074)
Income before income taxes	60,025	44,310	166,349	176,850
Income tax provision	12,603	9,458	35,105	37,755
Net income	47,422	34,852	131,244	139,095
Dividends on preferred stock	3,656	—	6,378	—
Net income available to common shareholders	$43,766	$34,852	$124,866	$139,095
PER SHARE DATA
Basic earnings per common share	$0.61	$0.46	$1.68	$1.80
Diluted earnings per common share	0.61	0.46	1.68	1.80
Cash dividends per common share	0.23	0.22	0.68	0.65
Basic weighted average shares outstanding	71,795,157	75,705,993	74,315,911	77,063,121
Diluted weighted average shares outstanding	71,901,068	75,712,898	74,326,693	77,078,067
PERFORMANCE RATIOS
Return on average assets	0.97%	0.78%	0.91%	1.10%
Return on average common equity	8.71	7.01	8.17	9.23
Net interest margin	2.82	2.82	2.77	3.02
Efficiency ratio	58.98	57.65	59.51	58.02

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